Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	734-757-1557
News Media: Gary Frantz	734-757-1558
CON-WAY INC. REPORTS 2015 FIRST-QUARTER RESULTS
ANN ARBOR, Mich. - April 29, 2015 - Con-way Inc. (NYSE:CNW) today announced first-quarter 2015 net income of $21.8 million, or 37 cents per diluted share. In the first quarter of 2014, Con-way reported net income of $12.9 million, or 22 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 39 cents in the first quarter of 2015, compared to 20 cents in the same period of the prior year. Non-GAAP items, consisting of pension income/expense and tax-related adjustments, are detailed in the attached reconciliation.
Operating income for the first quarter of 2015 was $51.9 million, a 57.1 percent increase from the $33.1 million earned in the same period a year ago. Revenue of $1.37 billion for the 2015 first quarter increased slightly from last year’s first quarter.
Con-way's effective tax rate for the 2015 first quarter was 40.1 percent, compared to 32.9 percent in the same period of the prior year. Both tax rates include the effect of discrete and other tax adjustments (presented in the attached reconciliation).
During the first quarter of 2015, Con-way repurchased 370,000 shares of common stock under the company’s $150 million stock repurchase plan. As of March 31, the company had repurchased a total of 725,000 common shares under this plan.
Segment results for Con-way's principal operations were as follows:
FREIGHT
For the first quarter of 2015, Con-way Freight reported:

•
Revenue of $855.6 million, a 0.9 percent increase from $848.0 million in the first quarter of the prior year. The year-over-year revenue benefit of higher base rates was largely offset by lower fuel surcharges, and to a lesser extent, lower tonnage.

•
Operating income of $37.4 million, more than double the $18.6 million in the previous-year first quarter. The higher operating income was attributable to increased pricing and lower operating expense. Operating income in the quarter improved despite higher driver wages and benefits from the previously-announced driver pay increases. These increased payroll costs exceeded the benefit derived from lower weather-related expenses compared to the 2014 first quarter.

•	Revenue per hundredweight, or yield, increased 3.6 percent compared to the prior-year first quarter. Excluding the fuel surcharge, yield rose 8.6 percent.

•	Tonnage per day decreased 1.4 percent compared to last year’s first quarter.

•	Operating ratio of 95.6 compared to 97.8 in the first quarter of the prior year.

“Con-way Freight delivered substantially improved results this quarter, reflecting sustained progress with our revenue management initiatives,” said Douglas W. Stotlar, Con-way’s president and CEO. “While daily tonnage declined slightly compared to last year’s first quarter, we were able to increase yield. Going forward, we remain focused on initiatives to drive long-term profitable growth.”
LOGISTICS
For the first quarter of 2015, Menlo Logistics reported:

•
Revenue of $417.1 million, a 2.6 percent increase from $406.4 million in the first quarter of the prior year. The increase was attributable to growth in revenue for both warehouse management and transportation management services.

•	Net revenue of $190.2 million, a 4.2 percent increase from $182.5 million in the first quarter of the prior year. Warehouse management services contributed the majority of the net revenue increase.

•
Operating income of $8.6 million, a 39.6 percent increase from $6.2 million in the first quarter of the prior year. Strong cost controls coupled with improved pricing were largely responsible for the increased operating income.

“Menlo turned in a solid quarter with across-the-board increases in revenues, net revenues and operating income,” said Stotlar. “Our emphasis remains on securing profitable new business and continuing to improve operating performance with existing accounts.”
TRUCKLOAD
For the first quarter of 2015, Con-way Truckload reported:

•
Revenue of $138.7 million, an 11.1 percent decrease from $156.0 million in last year’s first quarter. The revenue decline was primarily due to lower fuel surcharge revenue. Excluding fuel surcharge, revenue also was adversely affected by lower fleet utilization due to fewer seated tractors, which reduced total loaded miles, partially offset by higher revenue per loaded mile.

•
Operating income of $7.6 million, an 18.5 percent increase from $6.4 million in the first quarter of the prior year. The higher operating income was mostly attributable to lower expenses and improved pricing.

•	Empty miles were 10.1 percent, compared to 10.0 percent in the first quarter of the prior year.

•	Operating ratio, exclusive of fuel surcharges, of 93.6 compared to 94.7 in the first quarter of the prior year.

“The tight driver market is limiting our ability to fully seat our fleet. However, we were encouraged with early results from innovative, new recruiting efforts to bring more drivers into our company - and incent them to stay,” commented Stotlar. “At the same time, we improved our profit performance, which benefited from lower fuel and other operating costs.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations primarily consists of certain corporate activities for which related income or expense was not allocated to the reporting segments. These include the company’s defined benefit pension plans, reinsurance operations, corporate properties and results from Con-way’s trailer manufacturing unit. These activities produced an operating loss of $1.6 million in the 2015 first quarter, compared to operating income of $1.9 million in the first quarter of the prior year.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, April 30, beginning at 8:30 a.m. Eastern Time. The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers). Please reference access code 20835188. The call is expected to last approximately one hour, and will also be available through a live Internet webcast at www.con-way.com, in the Investors section.
An Internet replay and podcast of the presentation will also be available at the Con-way web site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.8 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenue, capital and software expenditures, weight, yield, volumes, income or other financial or operating items, any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal, administrative and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, enforcement of and changes in governmental regulations or taxes that could impact the company, environmental, tax and other matters, disruptions or volatility in capital markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, changes in fuel prices or fuel surcharges, increasing competition for qualified drivers or increases in driver compensation and benefits, cyber attacks, data losses and security breaches or business interruption due to a catastrophic event, labor matters, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets, changes in liability for Con-way’s self-retained insurance claims, a significant loss of business from one of Menlo’s major customers, the creditworthiness of Con-way's customers and their ability to pay for services rendered, and the possibility of defaults under Con-way's revolving credit agreement and other debt instruments. The factors included herein and in Item 1A of Con-way's 2014 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows or results of operations. Any forward-looking statements speak as of April 29, 2015, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2015	2014
Revenue
Freight	$855,612	$848,027
Logistics	417,070	406,365
Truckload	138,725	156,010
Corporate and Eliminations	(38,976)	(41,559)
	$1,372,431	$1,368,843
Operating Income (Loss)
Freight	$37,376	$18,565
Logistics	8,616	6,174
Truckload	7,561	6,380
Corporate and Eliminations	(1,626)	1,943
	51,927	33,062
Other Income (Expense)	(15,532)	(13,840)
Income before Income Tax Provision	36,395	19,222
Income Tax Provision	14,603	6,329
Net Income	$21,792	$12,893

Weighted-Average Common Shares Outstanding
Basic	57,634,382	56,957,433
Diluted	58,222,166	57,540,068
Earnings per Common Share
Basic	$0.38	$0.23
Diluted	$0.37	$0.22

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2015	2014
Net Income and Earnings per Common Share:
Net Income (GAAP)	$21,792	$12,893
Before-Tax Reconciling Items
Defined benefit pension income (expense) [a]	(1,122)	495
	(1,122)	495
Tax-Related Reconciling Items
Tax effect of items above	430	(193)
Discrete and other tax adjustments [b]	(227)	1,360
	203	1,167
Net Income (Adjusted Non-GAAP)	$22,711	$11,231

Diluted Shares Outstanding	58,222,166	57,540,068
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.39	$0.20

Logistics' Net Revenue:
Revenue (GAAP)	$417,070	$406,365
Purchased transportation expense	(226,915)	(223,875)
Net revenue (Adjusted Non-GAAP)	$190,155	$182,490
[a] Pension income (expense) is excluded from net income to determine non-GAAP results as the defined benefit pension plans are frozen and pension income (expense) is predominately driven by long-term discount rates and, to a lesser degree, corporate decisions regarding future funding and asset allocation. The related results are not relevant to the ongoing operations of Con-way's businesses.
[b] The "Discrete and other tax adjustments" line quantifies the variance in the income tax provision or benefit resulting from differences in the actual effective tax rate for the period from the effective tax rate forecasted at the beginning of the period.

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management, investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets

	March 31,	December 31,
	2015	2014
(Dollars in thousands)	(Unaudited)
Assets
Current assets	$1,293,402	$1,261,400
Property, plant and equipment, net	1,646,417	1,654,211
Other assets	422,153	420,007
Total Assets	$3,361,972	$3,335,618

Liabilities and Shareholders' Equity
Current liabilities	$784,070	$742,120
Long-term debt and capital leases	729,107	729,890
Other long-term liabilities and deferred credits	656,506	667,770
Shareholders' equity	1,192,289	1,195,838
Total Liabilities and Shareholders' Equity	$3,361,972	$3,335,618